Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Micrel, Incorporated ("Micrel") 2003 Incentive Award Plan, and Micrel 2012 Equity Incentive Award Plan of our reports dated May 26, 2015, with respect to the consolidated financial statements of Microchip Technology Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of Microchip Technology Incorporated and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
August 7, 2015